Exhibit 10.3

CONFIDENTIAL

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

ASSET PURCHASE AGREEMENT

dated April 20, 2007

among

MOMENTA PHARMACEUTICALS, INC.,

PARIVID, LLC

and

S. RAGURAM

i

ii

9.9	Amendments and Waivers	30
9.10	Severability	31
9.11	Expenses	31
9.12	Submission to Jurisdiction	31
9.13	Specific Performance	31
9.14	Construction	31

Exhibits

Exhibit A -	Bill of Sale
Exhibit B -	Patent Assignment
Exhibit C-	Instrument of Assumption

Schedules

Disclosure Schedule

iii

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of April 20, 2007 by and among MOMENTA PHARMACEUTICALS, INC., a Delaware corporation (the “Buyer”), PARIVID, LLC, a Massachusetts limited liability company (the “Seller”) and S. RAGURAM, an individual residing at [**] (“Primary Member”).

This Agreement contemplates a transaction in which the Buyer will purchase certain of the assets and assume certain of the liabilities of the Seller.

The Primary Member is the owner of substantially all of the membership interests of the Seller.

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article VIII.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE ASSET PURCHASE

1.1                                 Purchase and Sale of Assets.

(a)                                  Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing, for the consideration specified below in this Article I, all right, title and interest in, to and under the Acquired Assets.

(b)                                 Notwithstanding the provisions of Section 1.1(a) or any other provision of this Agreement to the contrary, the Acquired Assets shall not include the Excluded Assets.

1.2                                 Assumption of Liabilities.

(a)                                  Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, the Assumed Liabilities.

(b)                                 Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for, the Retained Liabilities.

1.3                                 Purchase Price.  The Purchase Price to be paid by the Buyer for the Acquired Assets shall be as follows:

(a)                                  On the Closing Date, the Buyer shall pay the Seller, by wire transfer of immediately available funds to an account designated by the Seller, $2,500,000 (the “Closing Date Payment”).

(b)                                 The Seller shall also be entitled to receive contingent milestone payments in the manner and on the terms and conditions set forth in Section 1.4.

1.4                                 Contingent Milestone Payments.  The Seller shall be entitled to receive additional consideration from the Buyer if any of the following conditions are satisfied:

(a)                                  The Buyer shall pay the Seller, by wire transfer of immediately available funds to an account designated by the Seller, $2,000,000 within 10 days following the completion and satisfaction of the Capabilities Build Milestone.  Notwithstanding the foregoing, in the event the entire Capabilities Build Milestone has not been satisfied on or before the second (2nd) anniversary of the Closing Date, the Buyer shall pay the Seller, by wire transfer of immediately available funds to an account designated by the Seller within 10 days following the second (2nd) anniversary of the Closing Date, (i) $[**] in the event Submilestone A of the Capabilities Build Milestone has been satisfied on or before such date or (ii) $[**] if both Submilestone A and Submilestone B of the Capabilities Build Milestone have been satisfied on or before such date; provided, however, that no such payment shall be due under clauses (i) or (ii) in the event the Primary Member’s employment with the Buyer has been terminated by the Buyer for Cause or has been terminated by the Primary Member without Good Reason (as each of  such terms is defined in the Employment Agreement of even date herewith by and between the Buyer and the Primary Member) on or before the second (2nd) anniversary of the Closing Date.

(b)                                 Provided that the M-Enoxaparin Milestone is reached within 15 years after the date of this Agreement, the Buyer shall issue to the Seller, within 90 days following the completion and satisfaction of the M-Enoxaparin Milestone, that number of shares of Buyer Common Stock (rounded to the nearest whole share) equal to $[**] divided by the Closing Value (the “Preliminary M-Enoxaparin Shares”); provided however that in the event the Issuance Value multiplied by the number of such Preliminary M-Enoxaparin Shares shall exceed $[**], then the number of shares of Buyer Common Stock to be issued to the Seller upon achievement of the M-Enoxaparin Milestone shall be reduced to such number of shares of Buyer Common Stock (rounded to the nearest whole share) equal to $[**] divided by the Issuance Value.

(c)                                  Provided that the Second Generic Product Milestone is reached within 15 years after the date of this Agreement, the Buyer shall issue to the Seller, within 90 days following the completion and satisfaction of the Second Generic Product Milestone, that number of shares of Buyer Common Stock (rounded to the nearest whole share) equal to $[**] divided by the Closing Value (the “Preliminary Second Generic Shares”); provided however that in the event the Issuance Value multiplied by the number of such Preliminary Second Generic Shares shall exceed $[**], then the number of shares of Buyer Common Stock to be issued to the Seller upon achievement of the Second Generic Product Milestone shall be reduced to such number of shares of Buyer Common Stock (rounded to the nearest whole share) equal to $[**] divided by the Issuance Value.

(d)                                 The Seller and the Primary Member agree and acknowledge that the Buyer may make from time to time such business decisions as it deems appropriate in the conduct of its business, including actions that may have an impact on the achievement of any Milestone, and the Seller and the Primary Member will have no right to claim any lost milestone consideration or other damages as a result of such decisions so long as the actions were not taken by the Buyer in bad faith or for the principal purpose of frustrating the provisions of this Section.  For the avoidance of doubt, the termination of the employment of the Primary Member with the Buyer for any reason (with or without Cause) shall not affect the achievement of the M-Enoxaparin Milestone or the Second Generic Product Milestone; viz., to the extent either of the Milestones are achieved then the Seller will receive the consideration set forth in this Section 1.4(b) and/or 1.4(c), respectively, regardless of whether the Primary Member is an employee of the Buyer at the time such Milestone is achieved.

1.5                                 The Closing.

(a)                                  The Closing shall take place at the offices of WilmerHale in Boston, Massachusetts commencing at 9:00 a.m. local time on the date of this Agreement (the “Closing Date”).  All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b)                                 At the Closing:

(i)                                     the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 4.1;

(ii)                                  the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 4.2;

(iii)                               the Seller shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit A, one or more patent assignments in substantially the form attached hereto as Exhibit B, and such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

(iv)                              the Buyer shall execute and deliver to the Seller an instrument of assumption in substantially the form attached hereto as Exhibit C and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

(v)                                 the Buyer and the Seller shall execute and deliver a termination of the Collaboration Agreements effective as of the Closing;

(vi)                              the Buyer and the Seller shall execute a joint instruction mutually agreeable to the parties to Iron Mountain Intellectual Property Management, Inc. to terminate the Preferred Escrow Agreement dated as of April 20, 2004, as amended, by and among the Seller, the Buyer and Iron Mountain Intellectual Property Management, Inc. and directing the deposit materials held in escrow be delivered to the Buyer;

(vii)                           the Buyer shall pay to the Seller the Closing Date Payment;

(viii)                        the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and

(ix)                                the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.6                                 Allocation.  The Buyer shall prepare a schedule with an allocation of the Purchase Price (and all other capitalizable costs) among the Acquired Assets and the non-competition covenant set forth in Section 5.2 (the “Allocation Schedule”) within ninety (90) days after the Closing Date.  After preparation of the Allocation Schedule, it shall be submitted to the Seller for review and approval, which review shall be completed within thirty (30) days.  The Buyer and the Seller shall attempt in good faith to resolve any differences between them as to the allocation.  If the Buyer and the Seller are unable to resolve any differences as to allocation, the disputed parts of the Allocation Schedule shall be submitted to a mutually-agreeable, neutral, nationally recognized accounting firm for resolution.  Any determination by the accounting firm will be final and the Buyer and the Seller shall be deemed to have approved of the Allocation Schedule as modified by any such determination.  After approval, the Allocation Schedule shall be conclusive and binding upon the parties hereto and shall be used by them for all purposes, including financial accounting purposes and in the preparation of all Tax Returns, unless otherwise required as a result of an audit by a Taxing authority or a court order.

1.7                                 Further Assurances.  At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.  Without limitation of the foregoing, in the event of any breach of the representations and warranties of the Seller and the Primary Member set forth in Section 2.8(b), the Seller shall convey to the Buyer such additional assets of the Seller as shall be required to cure the breach of such representations and warranties and such additional assets, when so conveyed to the Buyer, shall constitute Acquired Assets for all purposes of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE

SELLER AND THE PRIMARY MEMBER

The Seller and the Primary Member jointly and severally represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true and correct as of such date).  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II.  The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.  For purposes of this Article II, the phrase “to the knowledge of the Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Primary Member, as well as any other knowledge which the Primary Member would have possessed had he made reasonable inquiry of appropriate employees and agents of the Seller with respect to the matter in question.

2.1                                 Organization, Qualification and Corporate Power.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  The Seller is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Seller’s businesses or the ownership or leasing of its properties requires such qualification.  The Seller has all requisite limited liability company power and authority to carry on the Acquired Business and to own and use the properties owned and used by it in connection therewith (including the Acquired Assets).  The Seller has furnished to the Buyer complete and accurate copies of its Certificate of Organization and its Operating Agreement as presently in effect.  The Seller is not in default under or in violation of any provision of its Certificate of Organization or its Operating Agreement as presently in effect.

2.2                                 Authorization of Transaction.  The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.  The execution and delivery by the Seller of this Agreement and the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of the Seller.  This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller, will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

2.3                                 Noncontravention.  Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Organization or the Operating Agreement of the Seller, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller is a party or by which the Seller is bound or to which any of its assets are subject, (d) result in the imposition of any Security Interest upon any assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets.

2.4                                 Subsidiaries.  The Seller does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

2.5                                 Financial Statements.  The Seller has provided to the Buyer the Financial Statements.  The Financial Statements fairly present the financial position of the Seller as of the dates thereof, consistent with the books and records of the Seller.  Since the Most Recent Balance Sheet Date, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Seller Material Adverse Effect.

2.6                                 Undisclosed Liabilities.  The Seller has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.7                                 Tax Matters.

(a)                                  The Seller has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete.  The Seller has paid on a timely basis all Taxes that were due and payable. The Seller has at all times since its formation been treated as a partnership for income Tax purposes.  The Seller does not have any actual or potential liability as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Seller. The Seller is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.    All Taxes that the Seller was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b)                                 There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Seller, other than with respect to Taxes not yet due and payable.

2.8                                 Ownership and Condition of Assets.

(a)                                  The Seller is the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.8(a)(i) of the Disclosure Schedule.  Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.5(b)(iii), the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests other than those set forth in Section 2.8(a)(ii) of the Disclosure Schedule.

(b)                                 The Acquired Assets are sufficient for the conduct of the Acquired Business as presently conducted and constitute all assets used by the Seller in such business.  Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

2.9                                 Intellectual Property.

(a)                                  Seller Registrations.  Section 2.9(a) of the Disclosure Schedule lists all Seller Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable.  All assignments of Seller Registrations to the Seller have been properly executed and recorded.  To the knowledge of the Seller, all Seller Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Seller.

(b)                                 Prosecution Matters.  There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the knowledge of the Seller threatened, with respect to any Patent Rights included in the Seller Registrations.   The Seller has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Seller and has made no material misrepresentation in such applications.   The Seller has no knowledge of any information that would preclude the Seller from having clear title to the Seller Registrations or affecting the patentability or enforceability of any Seller Registrations.

(c)                                  Ownership; Sufficiency.  Each item of Seller Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  The Seller is the sole and exclusive owner of all Seller Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Seller Owned Intellectual Property are listed in Section 2.9(c) of the Disclosure Schedule.  The Seller Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Acquired Assets in the manner so done currently, (ii) to Exploit the Internal Systems as they are currently used, and (iii) otherwise to conduct the Acquired Business in all material respects in the manner currently conducted.

(d)                                 Protection Measures.  The Seller has taken reasonable measures to protect the proprietary nature of each item of Seller Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.   The Seller has complied with all applicable contractual and legal requirements pertaining to information privacy and security as they relate to Seller Intellectual Property.  No complaint relating to an improper use or disclosure of, or a breach in the security of, any Seller Intellectual Property has been made or, to the knowledge of the Seller, threatened against the Seller.  To the knowledge of the Seller, there has been no (i) unauthorized disclosure of any third party proprietary or confidential information relating to the Acquired Business or the Acquired Assets in the possession, custody or control of the Seller or (ii) breach of the Seller’s security procedures wherein confidential information has been disclosed to a third person.

(e)                                  Infringement by Seller.  To the knowledge of the Seller, neither the Patent Rights included in the Acquired Assets nor the Exploitation thereof by the Seller or by any reseller, distributor, customer or user thereof, or any other activity of the Seller related thereto, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party.  Subject to the foregoing sentence, none of the Acquired Assets, or the Exploitation thereof by the Seller or by any reseller, distributor, customer or user thereof, or any other activity of the Seller related thereto, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party.  Section 2.9(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Seller alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Seller from any reseller, distributor, customer, user or any other third party; and the Seller has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(f)                                    Infringement of Rights. To the knowledge of the Seller, no person (including, without limitation, any current or former employee or consultant of Seller) is infringing, violating or misappropriating any of the Seller Owned Intellectual Property or any Seller Licensed Intellectual Property which is exclusively licensed to the Seller.  The Seller has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Seller Owned Intellectual Property.

(g)                                 Outbound IP Agreements.  Section 2.9(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Seller has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Seller Intellectual Property.  The Seller has not agreed to indemnify any person other than the Buyer against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Acquired Assets or any third party Intellectual Property rights.  The Seller is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Seller Intellectual Property to any person.

(h)                                 Inbound IP Agreements.  Section 2.9(h) of the Disclosure Schedule identifies (i) each item of Seller Licensed Intellectual Property and the license or agreement pursuant to which the Seller Exploits it (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by the Seller pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Seller has obtained any joint or sole ownership interest in or to each item of Seller Owned Intellectual Property.  No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Acquired Assets.  None of the Acquired Assets includes “shareware,” “freeware” or other Software or other material that was obtained by the Seller from third parties other than pursuant to the license agreements listed in Section 2.9(h) of the Disclosure Schedule.

(i)                                     Source Code.  The Seller has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Seller Source Code to any person, other than Buyer, except pursuant to the agreements listed in Section 2.9(i) of the Disclosure Schedule, and the Seller has taken all reasonable physical and electronic security measures to prevent disclosure of such Seller

Source Code. To the knowledge of the Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Seller Source Code by the Seller, its escrow agent(s) or any other person to any third party.

(j)                                     Authorship.  All of the Software and Documentation comprising, incorporated in or bundled with the Acquired Assets or Internal Systems have been designed, authored, tested and debugged by regular employees of the Seller within the scope of their employment or by independent contractors of the Seller who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Seller, waiving their non-assignable rights (including moral rights) in favor of the Seller and its permitted assigns and licensees, and have no residual claim to such materials.

(k)                                  Open Source Code.  Section 2.9(k) of the Disclosure Schedule lists all Open Source Materials that the Seller has utilized in any way in the Exploitation of the Software or Documentation included in the Internal Systems and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Seller.  The Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Acquired Assets; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Seller; or (iii) used Open Source Materials that create, or purport to create, obligations for the Seller with respect to the Acquired Assets or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).

(l)                                     Employee and Contractor Assignments.  Each employee of the Seller and each independent contractor of the Seller who has created any portion of the Acquired Assets has executed a valid and binding written agreement expressly assigning to the Seller all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Seller, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(m)                               Quality.  The Acquired Assets are free from significant defects (defined, in the case of the Software, as defects that would prevent the Software substantially from fulfilling its fundamental purpose) in design, workmanship and materials. The Acquired Assets and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(n)                                 Support and Funding.  Except as set forth in Section 2.9(n) of the Disclosure Schedule, the Seller has neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Acquired Assets, the Internal Systems or any facilities or equipment used in connection therewith.

2.10                           Contracts.

(a)                                  Section 2.10 of the Disclosure Schedule lists all contracts or agreements (written or oral) to which the Seller is a party as of the date of this Agreement including, without limitation:

(i)                                     any agreement (or group of related agreements) for the lease of personal property;

(ii)                                  any agreement (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $10,000, or (C) in which the Seller has granted “most favored nation” pricing provisions or marketing or distribution rights;

(iii)                               any agreement under which the Seller has granted to a third party any license, assignment or other transfer of rights or interests (including any covenants not to assert rights) in or to Seller Intellectual Property;

(iv)                              any agreement for the disposition of any significant portion of the assets or business of the Seller;

(v)                                 any agreement concerning exclusivity or confidentiality;

(vi)                              any employment or consulting agreement relating to individuals who have created any portion of the Acquired Assets;

(vii)                           any agreement involving any current or former officer, director or member of the Seller or an Affiliate thereof;

(viii)                        any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect;

(ix)                                any agreement which contains any provisions requiring the Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(x)                                   any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the Acquired Business of the Seller or the Buyer or any of its subsidiaries;

(xi)                                any agreement under which the Seller or any of its Affiliates is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(xii)                             any agreement which would entitle any third party to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates following the Closing; and

(xiii)                          any other agreement of Seller which is not otherwise described in subclauses (i) through (xii) above.

(b)                                 The Seller has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.9 or Section 2.10 of the Disclosure Schedule.  With respect to each agreement so listed, (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.3 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such agreement.

2.11                           Litigation.  There is no Legal Proceeding which is pending or has been threatened in writing against the Seller that relates in any way to the Acquired Business, the Acquired Assets or the transactions contemplated by this Agreement.  There are no judgments, orders or decrees outstanding against the Seller.

2.12                           Employees and Employee Benefits.

(a)                                  Section 2.12 of the Disclosure Schedule contains a list of all employees of the Seller, along with the position and the annual rate of compensation of each such person.  Section 2.12 of the Disclosure Schedule contains a list of all employees of the Seller who are a party to a non-competition agreement with the Seller; copies of such agreements have previously been delivered to the Buyer. Section 2.12 of the Disclosure Schedule contains a list of all employees of the Seller who are not citizens of the United States.

 (b)                              The Seller has complied with all federal, state and local laws relating to the hiring and classification of employees and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes.  The Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees and upon any termination of the employment of any such employees.

(c)                                  Except as set forth in Section 2.12 of the Disclosure Schedule, the Seller does not maintain or contribute to, or have any obligation to contribute to, any Employee Benefit Plan or any other material perquisite or benefit to officers, employees or consultants of the Seller.

2.13                           Environmental Matters.  The Seller has complied with all applicable Environmental Laws.  There is no pending or, to the knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Seller.  The Seller has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

2.14                           Legal Compliance.  The Seller is currently conducting, and has at all times since its formation conducted, the Acquired Business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity.  The Seller has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation related to the Acquired Business or Acquired Assets.  The Seller has not received any proceeds under the Small Business Technology Transfer grant listed in Section 2.10(xiii) of the Disclosure Schedule (the “Grant”). Until the Seller draws funding under the Grant, the Seller is not deemed to have accepted the Grant award and therefore has no obligations under the Grant terms and conditions.

2.15                           Permits.  Section 2.15 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Seller relating to the Acquired Business or Acquired Assets.  Such listed Permits are the only Permits that are required for the Seller to conduct the Acquired Business and Acquired Assets as presently conducted.  Each such Permit is in full force and effect; the Seller is in compliance with the terms of each such Permit; and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  Each such Permit is assignable by the Seller to the Buyer without the consent or approval of any party (other than consents or approvals listed in Section 2.15 of the Disclosure Schedule) and will continue in full force and effect immediately following the Closing.

2.16                           Certain Business Relationships With Affiliates.  Except as set forth in Section 2.16 of the Disclosure Schedule, no Affiliate of the Seller (a) owns any property or right, tangible or intangible, which is used in the Acquired Business or with the Acquired Assets, (b) has any claim or cause of action against the Seller with respect to the Acquired Business or Acquired Assets, or (c) owes any money to, or is owed any money by, the Seller with respect to the Acquired Business.  Section 2.16 of the Disclosure Schedule describes any transactions or relationships between the Seller and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.17                           Brokers’ Fees.  The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.18                           Disclosure.  No representation or warranty by the Seller and the Primary Member contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller and the Primary Member that the statements contained in this Article III are true and correct as of the date of this Agreement.

3.1                                 Organization and Corporate Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2                                 Authorization of the Transaction.  The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.  The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer.  This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

3.3                                 Noncontravention.  Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for such filings with the SEC as the Buyer may deem necessary and required, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

3.4                                 Litigation.  There is no Legal Proceeding which is pending or has been threatened in writing against the Buyer that relates in any way to the transactions contemplated by this Agreement.

3.5                                 Brokers’ Fees.  The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS TO CLOSING

4.1                                 Conditions to Obligations of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a)                                  the Seller shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Security Interests, other than Security Interests which are listed in Section 2.8(a)(ii) of the Disclosure Schedule under the heading “Permitted Security Interests”;

(b)                                 the Buyer shall have received such certificates and instruments (including certificates of good standing of the Seller in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and

(c)                                  the Primary Member shall have executed an employment agreement (the “Employment Agreement”) with the Buyer.

4.2                                 Conditions to Obligations of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the Seller’s receipt of such certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing, as well as to the Buyer’s executing the Employment Agreement with the Primary Member.

ARTICLE V

POST-CLOSING COVENANTS

5.1                                 Proprietary Information.  Except in the course of bona fide employment with the Buyer, from and after the Closing, the Seller and the Primary Member shall not disclose or make use of (except to pursue their rights under this Agreement or the Ancillary Agreements), and shall use their best efforts to cause all of their respective Affiliates, employees and consultants not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Acquired Business or the Buyer or its business, except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Seller, the Primary Member or any of their respective Affiliates.  The Seller shall enforce, for the benefit of the Buyer, and at Buyer’s request and expense, all confidentiality, non-disclosure, invention assignments and similar agreements between the Seller and any other party relating to the Acquired Assets or the Acquired Business of the Seller, which are not Assigned Contracts.

5.2                                 Non-Competition.

(a)                                  During the Non-Competition Period, neither the Seller nor the Primary Member shall, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, (A) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the Seller prior to the Closing Date (other than the Retained Business), or (B) engage anywhere in the world in any business competitive with the business of the Seller prior to the Closing Date (other than the Retained Business).  The Seller shall enforce, for the benefit of the Buyer, all non-competition and similar agreements between the Seller and any other party which are not Assigned Contracts.

(b)                                 The Seller and the Primary Member agree that the duration and geographic scope of the non-competition provision set forth in this Section 5.2 are reasonable.  In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

5.3                                 Tax Matters.

(a)                                  All transfer taxes and similar charges related to the sale of the Acquired Assets contemplated by this Agreement shall be paid by the Seller.

(b)                                 All Sales Taxes shall be paid by the Buyer.

(c)                                  Notwithstanding any other provision in this Agreement, the Buyer shall have the right to deduct and withhold Taxes for which the Seller is responsible from any payments to be made pursuant to this Agreement or any other agreement executed in connection with this Agreement if such withholding is required by law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from Seller and any other recipients of payments under this Agreement or any other agreement in connection with this Agreement.  Any payments so withheld will be paid by the Buyer to the appropriate Governmental Entity as and when required by law.  To the extent that amounts are so withheld and timely paid to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement or any other agreements in connection with this Agreement as having been delivered and paid to the Seller or any other recipient of payments in respect of which such deduction and withholding were made.

5.4                                 Sharing of Data.

(a)                                  The Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Acquired Business.  The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the Acquired Business after the Closing.  Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.

(b)                                 Promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Acquired Assets or the Acquired Business held by any federal, state, county or local authorities, agencies or instrumentalities.

ARTICLE VI

INDEMNIFICATION

6.1                                 Indemnification by the Seller and the Primary Member.  The Seller and the Primary Member shall jointly and severally indemnify the Buyer in respect of, and hold the Buyer harmless against, Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a)                                  any breach of any representation or warranty of the Seller or the Primary Member contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Seller or the Primary Member to the Buyer pursuant to this Agreement;

(b)                                 any failure to perform any covenant or agreement of the Seller or the Primary Member contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by the Seller or the Primary Member to the Buyer pursuant to this Agreement; or

(c)                                  any Retained Liabilities.

6.2                                 Indemnification by the Buyer.  The Buyer shall indemnify the Seller and the Primary Member in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Seller or the Primary Member resulting from, relating to or constituting:

(a)                                  any breach of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller or the Primary Member pursuant to this Agreement;

(b)                                 any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller or the Primary Member pursuant to this Agreement;

(c)                                  any Assumed Liabilities; or

(d)                                 any Sales Taxes to which Seller may be obligated as a result of Buyer’s failure to pay such Sales Taxes pursuant to Section 5.3(b).

6.3                                 Indemnification Claims.

(a)                                  An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action.  Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action.  The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)                                 In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(c)                                  Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d)                                 During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 30-day period, such Dispute shall be resolved in a state or federal court sitting in the Commonwealth of Massachusetts, in accordance with Section 9.12.

(e)                                  Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, with prior notice to and consent from the Indemnifying Party (provided that (A) such notice and/or consent shall not be required where commercially impracticable, (B) such consent shall not be unreasonably withheld, conditioned or delayed and (C) if such consent is not granted, then any additional damages incurred by Indemnified Party as a result of such failure to consent shall be considered Damages for purposes of this Agreement), (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

6.4                                 Survival of Representations and Warranties.  All representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall (a) survive the Closing and (b) shall expire on the date 24 months following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 3.1 and 3.2 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Section 2.7 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein.  If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.  The rights to indemnification set forth in this Article VI shall not be affected by any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.

6.5                                 Limitations.

(a)          Notwithstanding anything to the contrary herein, the Seller and the Primary Member shall be liable for only (i) any single claim or related group of claims that exceeds $10,000  and (ii) that portion of the aggregate Damages under Section 6.1(a) for which they would otherwise be liable which exceeds $100,000; provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.3 or 2.7.  For purposes solely of this Article VI, all representations and warranties of the Seller in Article II (other than Sections 2.5 and 2.18) shall be construed as if the term “material” and any reference to “Seller Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b)         Notwithstanding anything to the contrary herein, the Buyer shall be liable for only (i) any single claim or related group of claims that exceeds $10,000 and (ii) that portion of the aggregate Damages under Section 6.2(a) for which it would otherwise be liable which exceeds $100,000; provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 6.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1 or 3.2. For purposes solely of this Article VII, all representations and warranties of the Buyer in Article III shall be construed as if the term “material” were omitted from such representations and warranties.

(c)          The Buyer shall have the right to offset any Damages for which it is entitled to indemnification under this Agreement against any milestone consideration otherwise payable to the Seller under Section 1.4 of this Agreement.  However, the rights of the Buyer to offset such milestone consideration shall not be the exclusive means for the Buyer to enforce such rights.

(d)         Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement by any Party hereto.

6.6                                 Treatment of Indemnity Payments.  Any payments made to an Indemnified Party pursuant to this Article VI shall be treated as an adjustment to the Purchase Price for tax purposes.

ARTICLE VII

REGISTRATION RIGHTS

7.1                                 Registration of Shares.  The Buyer shall file a Registration Statement with the SEC within 90 days following the completion and satisfaction of each of the M-Enoxaparin Milestone and the Second Generic Milestone.  The Buyer shall use its best efforts to cause each Registration Statement to be declared effective by the SEC as soon as practicable.  The Buyer shall as expeditiously as possible prepare and file with the SEC any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof), and shall cause each Registration Statement to remain effective until the date one (1) year after the issuance of the Milestone Shares issued in connection with the completion and satisfaction of the M-Enoxaparin Milestone and the Second Generic Milestone, as the case may be, or such earlier time as all of the applicable Milestone Shares covered by such Registration Statement have been sold pursuant thereto; provided, that such one-year period shall be extended to 30 months in the event that at the termination thereof the Seller is not able to sell such Milestone Shares pursuant to and in accordance with Rule 144 under the Securities Act of 1933, as such Rule may then be in effect, or any similar rule or regulation hereafter adopted by the SEC.

7.2                                 Limitations on Registration Rights.

(a)                                  The Buyer may, by written notice to the Seller, (i) delay the filing or effectiveness of any Registration Statement or (ii) suspend any Registration Statement after effectiveness and require that the Seller immediately cease sales of shares pursuant to the Registration Statement, in the event that (A) the Buyer files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities or (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with such Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.  Notwithstanding anything to the contrary herein, the Buyer shall not exercise its rights under this Section 7.2(a) to suspend sales of Milestone Shares for a period in excess of 90 days consecutively or 180 days in any 365-day period.

(b)                                 If the Buyer delays or suspends any Registration Statement or requires the Seller to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so (or at the end of such 90-day period, whichever first occurs), take such actions as may be necessary to file or reinstate the effectiveness of such Registration Statement and/or give written notice to the Seller authorizing it to resume sales pursuant to such Registration Statement.  If as a result thereof the prospectus included in such Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to the Seller given pursuant to this paragraph (b), and the Seller shall make no offers or sales of shares pursuant to such Registration Statement other than by means of such revised prospectus.

7.3                                 Registration Procedures.

(a)                                  In connection with the filing by the Buyer of any Registration Statement, the Buyer shall furnish to the Seller a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(b)                                 The Buyer shall use its best efforts to register or qualify the applicable Milestone Shares covered by such Registration Statement under the securities laws of each state of the United States; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(c)                                  The Buyer shall, as expeditiously as possible, notify the Seller, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any prospectus forming a part of such Registration Statement has been filed.

(d)                                 The Buyer shall, as expeditiously as possible, cause all such Milestone Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Buyer are then listed.

(e)                                  The Buyer shall promptly provide a transfer agent, registrar and CUSIP number for all such Milestone Shares not later than the effective date of such registration statement.

(f)                                    If the Buyer has delivered preliminary or final prospectuses to the Seller and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the

Buyer shall promptly notify the Seller and, if requested by the Buyer, the Seller shall immediately cease making offers or sales of shares under such Registration Statement and return all prospectuses to the Buyer.  The Buyer shall promptly provide the Seller with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Seller shall be free to resume making offers and sales under such Registration Statement.

(g)                                 The Buyer shall, as expeditiously as possible following the effectiveness of such Registration Statement, notify the Seller of any request by the SEC for the amending or supplementing of such Registration Statement or prospectus.

(h)                                 The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Seller in connection with sales under any Registration Statement and (ii) the fees and expenses of any counsel retained by the Seller.

7.4                                 Requirements of the Seller.  The Buyer shall not be required to include any Milestone Shares in any Registration Statement unless:

(a)                                  the Seller furnishes to the Buyer in writing such information regarding the Seller and the proposed sale of Milestone Shares by the Seller as the Buyer may reasonably request in writing in connection with such Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

(b)                                 the Seller shall have provided to the Buyer its written agreement:

(i)                                     to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in such Registration Statement made in reliance upon, or in conformity with, a written statement by the Seller furnished pursuant to this Section 7.4; and

(ii)                                  to report to the Buyer sales made pursuant to such Registration Statement.

7.5                                 Indemnification.  The Buyer agrees to indemnify and hold harmless the Seller against any losses, claims, damages, expenses or liabilities to which the Seller may become subject by reason of (i) any untrue statement of a material fact contained in any Registration Statement, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, (ii) or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Buyer of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the Registration Statement or the offering contemplated thereby; except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of the Seller for use in such Registration Statement.  The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5.

7.6                                 Assignment of Rights.  The Seller may not assign any of its rights under this Article VII except in connection with the transfer of some or all of its Milestone Shares to its members pursuant to a pro rata distribution of the Milestone Shares, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.

ARTICLE VIII

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

 “Acquired Assets” shall mean the assets, properties and rights of the Seller existing as of the Closing relating to the Acquired Business, including:

(a)                                  all computers, hardware and other tangible property containing Seller Intellectual Property;

(b)                                 all Seller Intellectual Property, including the right to recover for past infringement;

(c)                                  all Internal Systems;

(d)                                 all rights under Assigned Contracts;

(e)                                  to the extent that they relate to the foregoing items (a) through (d), all claims, prepayments, deposits, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment;

(f)                                    all Permits; and

(g)                                 to the extent that they relate to the foregoing items (a) through (f), all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials.

 “Acquired Business” shall mean all of the business of the Seller relating to the characterization, analysis, description or mathematical integration of data related to complex sugars, glycans, peptides, proteins or other complex mixtures, and all Software developed or used to enable any of the foregoing.

“Additional M-Enoxaparin Shares” shall have the meaning set forth in Section 1.4(b).

“Affiliate” shall mean any corporation, company, partnership, joint venture and/or firm that controls, is controlled by, or is under common control with a Person.  For purposes of this definition, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.  The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Allocation Schedule” shall have the meaning set forth in Section 1.6.

“Ancillary Agreements” shall mean the bill of sale and other instruments of conveyance referred to in Section 1.5(b)(iii) and the instrument of assumption and other instruments referred to in Section 1.5(b)(iv).

“Assigned Contracts” shall mean the MIT Agreement (as defined in the Disclosure Schedule).

“Assumed Liabilities” shall mean all obligations of the Seller arising after the Closing under the Assigned Contracts.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Common Stock” shall mean shares of common stock of the Buyer, $0.0001 par value per share.

“Capabilities Build Milestone” shall mean the establishment within 24 months following the Closing Date of a group in Buyer’s Cambridge location that, to Buyer’s reasonable satisfaction, can achieve all of the following:

(a) [**] (referred to herein as “Submilestone A”);

(b) [**] (referred to herein as “Submilestone B”); and

(c) [**] (referred to herein as “Submilestone C”).

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.5(a) of this Agreement.

 “Closing Date Payment” shall have the meaning set forth in Section 1.3(a) of this Agreement.

“Closing Value” shall mean the average last reported sale price per share of the Buyer Common Stock over the five consecutive trading days ending two days prior to the Closing Date.  The Closing Value shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the Closing Date and the date of the issuance of such Milestone Shares.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collaboration Agreements” shall mean (a) the Collaboration Agreement dated as of March 24, 2004 and (b) the Collaboration Agreement dated as of April 5, 2005, in each case by and between the Buyer and the Seller.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation); provided however that Seller may not make any claims for diminution in value to the extent Seller can remedy the breach of the applicable representation or warranty in accordance with the provisions of Section 1.7 of this Agreement.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller and the Primary Member to the Buyer and attached hereto.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.

 “Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

  “Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:   (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall mean all assets of the Seller not included in the Acquired Assets, including the following assets of the Seller:

(a)                                  the limited liability company charter, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership transfer books and other documents relating to the organization and existence of the Seller as a limited liability company;

(b)                                 all rights relating to refunds, recovery or recoupment of Taxes;

(c)                                  all rights to any contracts, agreements or instruments to which the Seller is a party other than the Assigned Contracts; and

(d)                                 any of the rights of the Seller under this Agreement or under the Ancillary Agreements.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.

 “Financial Statements” shall mean the Seller’s federal and state income tax returns for the tax years 2003 through 2006, inclusive.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Grant” shall have the meaning set forth in Section 2.14 of this Agreement

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a)                                  Patent Rights, including the right to recover for past infringement;

(b)                                 Trademarks and all goodwill in the Trademarks;

(c)                                  copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)                                 mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

(e)                                  inventions, invention disclosures, statutory invention registrations,  trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)                                    other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), used by the Seller in the Acquired Business to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Acquired Assets, whether located on the premises of the Seller or hosted at a third party site.  All Internal Systems that are material to the business of the Seller are listed and described in Section 2.9(c) of the Disclosure Schedule.

“Issuance Value” shall mean the average last reported sale price per share of the Buyer Common Stock over the five consecutive trading days ending two days prior to the date the achievement of the Milestone resulting in the issuance of the applicable Milestone Shares.  The Issuance Value shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock during such five consecutive trading day period.

 “Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any:  pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“M-Enoxaparin” shall mean a generic version of enoxaparin, as developed by the Buyer.

“M-Enoxaparin Milestone” shall mean the first [**] period during which (a) M-Enoxaparin has been sold commercially in the United States by the Buyer or its Affiliates or licensees, and (b) no Person has sold a generic version of enoxaparin (other than M-Enoxaparin) in the United States.

“Milestone Shares” shall mean the shares of Buyer Common Stock issuable upon the satisfaction of each of the M-Enoxaparin Milestone and the Second Generic Milestone.

“Milestones” shall mean the Capabilities Build Milestone, the M-Enoxaparin Milestone and the Second Generic Milestone.

“Most Recent Balance Sheet” shall mean the balance sheet of the Seller contained in the Seller’s 2006 federal income tax return.

“Non-Competition Period” shall mean the period ending on the earlier to occur of (a) [**] years after the Closing Date or (b) [**] years after the date of the achievement of the Second Generic Product Milestone; provided, however, that:

(i)                                     if the Primary Member’s employment with the Buyer has been terminated by the Buyer without Cause or by the Primary Member for Good Reason (as such terms are defined in the Employment Agreement of even date between the Buyer and the Primary Member) prior to the earlier to occur of (x) the [**] anniversary of the Closing Date or (y) the achievement of the entire Capabilities Build Milestone, then the Non-Competition Period shall expire on such termination date, unless the Buyer pays the then unpaid components of the Capabilities Build Milestone on the date of such termination; and

(ii)                                  if the Buyer, the Buyer’s Affiliates or licensees or the Affiliates, distributors or sublicensees of any of the Buyer’s licensees have not filed an application with the FDA seeking marketing approval for a Second Generic Product on or before the [**] anniversary of the Closing Date and as of such [**] anniversary of the Closing Date the Primary Member’s employment with the Buyer has been terminated by the Buyer without Cause or by the Primary Member for Good Reason, then the Non-Competition Period shall expire on the [**] anniversary of the Closing Date unless the Buyer pays the Seller $[**] on or before the [**] anniversary of the Closing Date.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Open Source Materials” means any Software or any other work of authorship or other material that (a) is, or is a derivative work of, any Software that is distributed as “open source software” or “free software” (including Linux) or licensed or distributed under any of the following licensing or distribution models, or any similar model:  the GNU General Public License (GPL), GNU Lesser General Public License or GNU Library General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, the Berkeley Open Infrastructure for Network Computing License (BOINCL), the Berkeley Software Distribution License (BSDL), the Microsoft Shared Source License, the Common Public License, the Apache License, the Redhat License or any license listed at www.opensource.org; (b) creates, or purports to create, obligations for the Seller to grant, or purport to grant, to any person, any rights or immunities under the Intellectual Property owned or licensed by the Seller; or (c) requires, as a condition of use, modification and/or distribution of such Software, work of authorship or other material, that such Software, work of authorship or other material, or other Software, work of authorship or other material incorporated into, derived from or distributed with such Software, work of authorship or other material, be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable or otherwise made available at no charge or minimal charge.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parties” shall mean the Buyer, the Seller and the Primary Member.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs worldwide (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity relating to the Acquired Business or Acquired Assets (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

“Preliminary M-Enoxaparin Shares” shall have the meaning set forth in Section 1.4(b).

“Preliminary Second Generic Shares” shall have the meaning set forth in Section 1.4(c).

 “Primary Member” shall have the meaning set forth in the first paragraph of this Agreement.

 “Purchase Price” shall mean the purchase price to be paid by the Buyer for the Acquired Business and the Acquired Assets as set forth in Section 1.3.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Registration Statement” shall mean a registration statement on Form S-3 or, if the Buyer is not eligible to use form S-3, Form S-1 (or such other form as the Buyer shall deem appropriate) covering the resale to the public by the Seller of the Milestone Shares.

“Response” shall mean a written response containing the information provided for in Section 6.3(c).

“Retained Business” shall mean all businesses of the Seller other than the Acquired Business.

“Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities.  The Retained Liabilities shall include, without limitation, all liabilities and obligations of the Seller:

(a)                                  relating to the Retained Business or the Excluded Assets;

(b)                                 for all Taxes (other than Sales Taxes) arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of the transfer by the Seller to the Buyer of the Acquired Assets);

(b)                                 for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(c)                                  under this Agreement or the Ancillary Agreements;

(d)                                 for any Taxes, including, without limitation, deferred taxes or taxes measured by income of the Seller earned prior to the Closing, any liabilities for federal or state income tax and FICA taxes of employees of the Seller which the Seller is legally obligated to withhold, any liabilities of the Seller for employer FICA and unemployment taxes incurred, but excluding any liabilities for Sales Taxes, which are expressly the responsibility of the Buyer;

(e)                                  under any agreements, contracts, leases or licenses which are listed on Schedule 1.1(b);

(f)                                    arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract;

(g)                                 arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;

(h)                                 to pay severance benefits to any employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement, and all liabilities resulting from the termination of employment of employees of the Seller prior to the Closing that arose under any federal or state law or under any Employee Benefit Plan established or maintained by the Seller;

(i)                                     to any consultant or independent contractor of the Seller;

(j)                                     to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(k)                                  injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim); and

(l)                                     for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of the Seller based upon (A) exposure to conditions in existence prior to the Closing or (B) disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing).

“Sales Taxes” means any federal, state, or local sales, use, excise, value-added, or other similar taxes, fees, duties, or governmental charges imposed upon or made payable and arising out of the consummation of the transactions contemplated by this Agreement.

“SEC” shall mean the Securities and Exchange Commission.

“Second Generic Product” means a pharmaceutical product (other than M-Enoxaparin) developed by the Buyer that is a generic or follow-on version of a reference listed drug (a “Branded Product”) and for which all or a material portion of the data set generated by or created with the Seller’s technology acquired by Buyer in this transaction is included in the application for regulatory approval filed with the FDA by the Buyer, the Buyer’s Affiliates or licensees or the Affiliates, distributors or sublicensees of any of the Buyer’s licensees.

 “Second Generic Product Milestone” shall mean the first [**] period during which (a) a Second Generic Product has been sold commercially sold in the United States by the Buyer or its Affiliates or licensees and (b) no third party has sold a generic or follow-on version of the relevant Branded Product (other than such Second Generic Product) in the United States.  For the avoidance of doubt, this “Second Generic Product Milestone” may be achieved if any Second Generic Product satisfies the requirements of clauses (a) and (b) above, regardless of the number of Second Generic Products and regardless of the order in which any one or more of such products are filed, approved or sold.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Intellectual Property” shall mean shall the Seller Owned Intellectual Property and the Seller Licensed Intellectual Property.

“Seller Licensed Intellectual Property” shall mean all Intellectual Property related to the Acquired Business or Acquired Assets that is licensed to the Seller by any third party.

 “Seller Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Seller, or (ii) the ability of the Buyer to operate the Acquired Business immediately after the Closing. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect.

“Seller Owned Intellectual Property” shall mean all Intellectual Property related to the Acquired Business, Acquired Assets (including Software developed by Seller relating to the Acquired Business), or the Assigned Contracts, which is owned or purported to be owned by the Seller, in whole or in part.

“Seller Registrations” shall mean Intellectual Property registrations that are registered or filed in the name of the Seller, alone or jointly with others, that relate to the Acquired Business or Acquired Assets.

“Seller Source Code” shall mean the source code for any Software included in the Acquired Assets or Internal Systems.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

 “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-

on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.

 “Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

ARTICLE IX

MISCELLANEOUS

9.1                                 Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2                                 No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.3                                 Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof.

9.4                                 Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer. Any attempted assignment in contravention of this provision shall be void.

9.5                                 Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

9.6                                 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7                              Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller or the Primary Member:	Copy to:

Parivid, LLC 3 Clyde Road, Suite 201 Somerset, NH 08873 Facsimile No.: [ ] Attention: S. Raguram	B. David Sandberg, Esq. 166 Chestnut Street Cambridge, MA 02139 Facsimile No.: (617)-492-4944

If to the Buyer:	Copy to:

Momenta Pharmaceuticals, Inc. 675 West Kendall Street Cambridge, MA 02142 Facsimile No.: (617) 621-3097 Attention: President and Chief Executive Officer

Momenta Pharmaceuticals, Inc.

675 West Kendall Street

Cambridge, MA 02142

Facsimile No.: (617) 621-3014

Attention: Vice President, Legal Affairs

and to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Facsimile No.: (617) 526-5000

Attention: Steven D. Singer, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8                              Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would  cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

9.9                              Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties.  No waiver by any Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10                        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11                        Expenses.  Except as set forth in Article VI, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.12                        Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements.  Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.7, provided that nothing in this Section 9.12 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

9.13                        Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of Article V of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of Article V of this Agreement and to enforce specifically Article V of this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

9.14                        Construction.

(a)                                  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

(b)                                 Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)                                  Any reference herein to “including” shall be interpreted as “including without limitation”.

(d)                                 Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Craig A. Wheeler
Name: Craig A. Wheeler
Title: President and Chief Executive Officer

PARIVID, LLC

By:	/s/ S. Raguram
Name: S. Raguram
Title: Managing Member/CTO

PRIMARY MEMBER

/s/ S. Raguram
S. Raguram

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

Bill of Sale

Exhibit A

BILL OF SALE

This Bill of Sale dated April 20, 2007 is executed and delivered by PARIVID, LLC, a Massachusetts limited liability company (the “Seller”), to MOMENTA PHARMACEUTICALS, INC., a Delaware corporation (the “Buyer”).  All capitalized words and terms used in this Bill of Sale and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated April 20, 2007 by and among the Seller, the Buyer and S. Raguram (the “Agreement”).

WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, transfer, convey, assign and deliver to the Buyer certain of the assets of the Seller, and the Buyer has agreed to assume certain of the liabilities of the Seller;

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby agrees as follows:

1.                                       The Seller hereby sells, transfers, conveys, assigns and delivers to the Buyer, its successors and assigns, to have and to hold forever, all right, title and interest in, to and under all of the Acquired Assets.

2.                                       The Seller hereby covenants and agrees that it will, at the request of the Buyer and without further consideration, execute and deliver, and will cause its employees to execute and deliver, such other instruments of sale, transfer, conveyance and assignment, and take such other action, as may reasonably be necessary to more effectively sell, transfer, convey, assign and deliver to, and vest in, the Buyer, its successors and assigns, good, clear, record and marketable title to the Acquired Assets hereby sold, transferred, conveyed, assigned and delivered, or intended so to be, and to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto.

3.                                       The Seller does hereby irrevocably constitute and appoint the Buyer, its successors and assigns, its true and lawful attorney, with full power of substitution, in its name or otherwise, and on behalf of the Seller, or for its own use, to claim, demand, collect and receive at any time and from time to time any and all of the Acquired Assets, and to prosecute the same at law or in equity and, upon discharge thereof, to complete, execute and deliver any and all necessary instruments of satisfaction and release.

4.                                       The Seller, by its execution of this Bill of Sale, and the Buyer, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of any party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument.

IN WITNESS WHEREOF, the Seller and the Buyer have caused this instrument to be duly executed under seal as of and on the date first above written.

PARIVID, LLC

		By:	/s/ S. Raguram

			Name:	S. Raguram
			Title:	Managing Member/CTO
Attest:

ACCEPTED:

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Craig A. Wheeler
Name:	Craig A. Wheeler
Title:	President and Chief Executive Officer

[Signature Page to Bill of Sale]

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EXHIBIT B

Patent Assignment

ASSIGNMENT

For valuable consideration, Parivid, LLC, a company created and existing under the laws of the Commonwealth of Massachusetts, United States of America, (hereinafter called “the Assignor”) having a place of business at:

3 Clyde Road, Suite 201
Somerset, NH 08873

hereby assigns to: Momenta Pharmaceuticals, Inc., a corporation created and existing under the laws of the State of Delaware, United States of America, having a place of business at:

675 West Kendall Street
Cambridge, MA  02142

and its successors and assigns (collectively hereinafter called “the Assignee”), its entire right, title and interest throughout the world in the inventions and improvements which are subject of

•          an application for United States Patent entitled Methods and Apparatus for Characterizing Polymeric Mixtures, filed September 1, 2004, and assigned U.S. Serial Number 10/931,939;

•          an application for United States Patent entitled Methods and Products Related to the Improved Analysis of Carbohydrates, filed April 15, 2005, and assigned U.S. Serial Number 11/107,982;

•          an application for United States Patent entitled Methods and Products Related to the Improved Analysis of Carbohydrates, filed October 6, 2005, and assigned U.S. Serial Number 11/244,826;

this assignment, including said applications, and any and all continuing applications, including continuations, continuations-in-part, and divisional applications, and any and all United States and foreign patents (including reissues, reexaminations, extensions), utility models, and design registrations granted for any of said inventions or improvements, and the right to claim priority based on the filing date of said application under the International Convention for the Protection of Industrial Property, the Patent Cooperation Treaty, the European Patent Convention, and all other treaties of like purposes; and Assignor authorizes the Assignee to apply in all countries in

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Assignor’s name or in Assignee’s name for patents, utility models, design registrations and like rights of exclusion and for inventor’s certificates for said inventions and improvements; and Assignor agrees for itself, its legal representatives and assigns, without further compensation to perform such lawful acts and to sign such further applications, assignments, Preliminary Statements and other lawful documents as the Assignee may reasonably request to effectuate fully this assignment, the effectiveness of this assignment including as of the filing date of the above-identified application and any applications from which the above-identified application claims benefit of.

Assignor has the right to make this assignment by virtue of inventors’ assignments recorded at the U.S. Patent and Trademark Office at Reel 016042/Frame 0479; Reel 016042/Frame 0512; and Reel 017137/Frame 0347.

In witness whereof, Assignor has caused this Assignment to be signed in its corporate name by its duly authorized officers.

Parivid, LLC

Sign:	/s/ S. Raguram

Print Name:	S. Raguram

Title:	Managing Member/CTO

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STATE OF NEW JERSEY)

                                            )  SS.

COUNTY OF SOMERSET)

On April 19, 2007, before me, the undersigned, a notary public for the State of New Jersey, there personally appeared S. Raguram personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to this Assignment, who acknowledged having executed the same in his authorized capacity and that by his signature on this Assignment, the person or the entity upon behalf of which he acted, executed this Assignment.

WITNESS my hand and official seal.

/s/ Kerry Capriccio
Kerry Capriccio Notary Public State of New Jersey My Commission Expires February 13, 2009

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EXHIBIT C

Instrument of Assumption

Exhibit C

INSTRUMENT OF ASSUMPTION OF LIABILITIES

This Instrument of Assumption of Liabilities dated April 20, 2007, is made by, MOMENTA PHARMACEUTICALS, INC., a Delaware corporation (the “Buyer”), in favor of, PARIVID, LLC, a Massachusetts limited liability company (the “Seller”).  All capitalized words and terms used in this Instrument of Assumption of Liabilities and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated April 20, 2007 by and among the Seller, the Buyer and S. Raguram (the “Agreement”).

WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, transfer, convey, assign and deliver to the Buyer certain assets of the Seller; and

WHEREAS, in partial consideration therefor, the Agreement requires the Buyer to assume certain of the liabilities of the Seller;

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer hereby agrees as follows:

1.             The Buyer hereby assumes and agrees to perform, pay and discharge the Assumed Liabilities.

2.             The Buyer does not hereby assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities.

3.             Nothing contained herein shall require the Buyer to perform, pay or discharge any liability, obligation or commitment expressly assumed by the Buyer herein so long as the Buyer in good faith contests or causes to be contested the amount or validity thereof.

4.             Nothing herein shall be deemed to deprive the Buyer of any defenses, set-offs or counterclaims which the Seller may have had or which the Buyer shall have with respect to any of the Assumed Liabilities (the “Defenses and Claims”).  The Seller hereby transfers, conveys and assigns to the Buyer all Defenses and Claims and agrees to cooperate with the Buyer to maintain, secure, perfect and enforce such Defenses and Claims, including the signing of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by the Buyer in connection with such Defenses and Claims.

5.             The Buyer, by its execution of this Instrument of Assumption of Liabilities, and the Seller, by its acceptance of this Instrument of Assumption of Liabilities, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of either party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument.

IN WITNESS WHEREOF, the Buyer and the Seller have caused this instrument to be duly executed under seal as of and on the date first above written.

MOMENTA PHARMACEUTICALS, INC.

		By:	/s/ Craig A. Wheeler

		Name:	Craig A. Wheeler
		Title:	President and Chief Executive Officer

Attest:
/s/ Lynette Herscha

ACCEPTED:

PARIVID, LLC

By:	/s/ S. Raguram
Name:	S. Raguram
Title:	Managing Member/CTO

[Signature Page to Instrument of Assumption]

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